EXHIBIT 99.1

PAB Bankshares, Inc. Announces First Quarter 2008 Dividend, Schedules 2008 Annual Shareholder Meeting

VALDOSTA, Ga., Feb. 28, 2008 (PRIME NEWSWIRE) -- On Wednesday, February 27, 2008, the Board of Directors for PAB Bankshares, Inc. (Nasdaq:PABK) approved a quarterly dividend in the amount of 14.5 cents ($0.145) per share payable on April 15, 2008 to the Company's stockholders of record as of March 31, 2008. The first quarter 2008 dividend is consistent with the 14.5 cents ($0.145) per share dividend paid in each of the previous four quarters.

The Company also announced they will hold the 2008 Annual Meeting of Shareholders at 10:00 AM Eastern on Tuesday, May 20, 2008. The record date for the Annual Meeting will be April 4, 2008. Proxy statements will be mailed to all shareholders of record later in April. The Annual Meeting will be held at the Company's offices located at 3250 North Valdosta Road, Valdosta, Georgia 31602. All shareholders and interested parties are invited to attend.

About PABK

The Company is a $1.2 billion bank holding company headquartered in Valdosta, Georgia and its sole operating subsidiary is The Park Avenue Bank. Founded in 1956, the Bank currently operates in 20 branch offices and three loan production offices in 15 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. More information on the Company is available on the Internet at www.pabbankshares.com.

CONTACT:  PAB Bankshares, Inc.
          Donald J. "Jay" Torbert, Jr., Executive Vice-President
           & Chief Financial Officer
          (229) 241-2775, ext. 1717
          jayt@parkavebank.com